Exhibit 12.1

STAR GAS PARTNERS, L.P.

STATEMENT OF COMPUTATION OF EARNINGS TO FIXED CHARGES

(In Thousands of Dollars, Except Ratio)

	Fiscal Years Ended September 30,					Three Months Ended December 31,
	1999	2000	2001	2002	2003	2002	2003
Earnings:
Income (loss) before income taxes and cumulative effect of change in accounting principle	$(44,330)	$1,845	$(5,217)	$(12,625)	5,613	20,615	19,718
Add:
Interest expense	15,782	27,318	34,464	38,949	42,994	8,807	12,163
Interest component of rent expense(a)	1,467	2,667	3,000	4,333	4,799	1,130	1,327

	$(27,081)	$31,830	$32,247	$30,657	53,406	30,552	33,208

Fixed charges:
Interest expense	$15,782	$27,318	$34,464	$38,949	42,994	8,807	12,163
Interest component of rent expense(a)	1,467	2,667	3,000	4,333	4,799	1,130	1,327

	$17,249	$29,985	$37,464	$43,282	47,973	9,937	13,490

Ratio	*	1.1x	*	*	1.1x	3.1x	2.5x

(a)	One third of rent expense is the portion deemed representative of the interest component.
*	Ratio is less than 1:1. Deficiencies are $44,330, $5,217 and $12,625 for the fiscal years ended September 30, 1999, 2001 and 2002, respectively.

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